                                                                     EXHIBIT 1.1

                                 LETTERHEAD OF
                           TRIDENT SECURITIES, INC.



                                 April 9, 1996



Board of Directors
Richmond Savings Bank, SSB
115 South Lawrence
Rockingham, North Carolina 28379

RE:  Conversion Stock Marketing Services

Gentlemen:

This letter sets forth the terms of the proposed engagement between Trident Securities, Inc. ("Trident") and Richmond Savings Bank, SSB, Rockingham, North Carolina (the "Bank") concerning our investment banking services in connection with the possible conversion of the Bank from a mutual to a capital stock form of organization.

Trident is prepared to assist the Bank and any proposed holding company of the bank (the "Company") in connection with the offering of its shares of common stock during the subscription offering and community offering as such terms will be defined in the Bank's Plan of Conversion. The specific terms of the services contemplated hereunder shall be set forth in a definitive sales agency agreement (the "Agreement") between Trident, the Bank and the Company to be executed on the date the offering circular/prospectus is declared effective by the appropriate regulatory authorities. The price of the shares during the subscription offering and community offering will be the price established by the Board of Directors of the Company and the Bank, based upon an independent appraisal as approved by the appropriate regulatory authorities, provided such price is mutually acceptable to Trident, the Bank and the Company.

In connection with the subscription offering and community offering, Trident will act as financial advisor and exercise its best efforts to assist the Bank in the sale of its common stock during the subscription offering and community offering. Additionally, if necessary, Trident will enter into agreements with other National Association of Securities Dealers, Inc., ("NASD") member firms to act as selected dealers, assisting in the sale of the common stock. Trident and the Bank will determine the selected dealers to assist the Bank during the community offering. At the appropriate time, Trident in conjunction with its counsel, will conduct an examination of the relevant documents and records of the Bank as Trident deems necessary and appropriate. The Bank will make all documents, records and other information deemed necessary by Trident or its counsel available to them upon request.

For its services hereunder, Trident will receive the following compensation and reimbursement from the Bank:
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Board of Directors
April 9, 1996
Page 2



     1. A management fee in the amount of one percent (1.00%) of the aggregate dollar amount of capital stock sold in both the subscription offering and community offering.

     2. A commission equal to two percent (2.00%) of the aggregate dollar amount of capital stock sold in the subscription offering, excluding any shares of conversion stock sold to the Bank's directors, executive officers and the employee stock ownership plan. Additionally, commissions will be excluded on those shares sold to "associates" of the Bank's directors and executive officers. The term "associates" as used herein shall have the same meaning as that found in the Bank's Plan of Conversion.

     3. A commission equal to two percent (2.00%) of the aggregate dollar amount of capital stock sold by Trident in the community offering excluding shares sold by other NASD member firms under selected dealer's agreements.

     4. For stock sold by other NASD member firms under selected dealer's agreements, the commission shall not exceed a fee to be agreed upon jointly by Trident and the Bank to reflect market requirements at the time of the stock allocation in any Syndicated Community Offering by Selected Dealers.

     5. The foregoing fees and commissions are to be payable to Trident at closing as defined in the Agreement to be entered into between the Bank and Trident.

     6. Trident shall be reimbursed for allocable expenses incurred by them, including legal fees, whether or not the Agreement is consummated. Trident's out-of-pocket expenses will not exceed $7,500 and its legal fees and expenses will not exceed $30,000. The Bank will forward to Trident a check in the amount of $10,000 as an advance payment to defray the allocable expenses of Trident.

It further is understood that the Bank will pay all other expenses of the conversion including but not limited to its attorneys' fees, NASD filing fees, and filing and registration fees and fees of either Trident's attorneys or the Bank's attorneys relating to any required state securities law filings, telephone charges, air freight, rental equipment, supplies, transfer agent charges, fees relating to auditing and accounting and costs of printing all documents necessary in connection with the foregoing.

Trident understands that the Bank's board of directors has not adopted a plan of conversion as of the date hereof. Accordingly, the board of directors has not decided at this point whether a conversion will occur and information about the possibility of a conversion is strictly confidential. The Bank may terminate this engagement at any time upon written notice to Trident. In such event, Trident shall be entitled to receive the reasonable value of its services rendered to the date of such termination.

For purposes of Trident's obligation to file certain documents and to make certain representations to the NASD in connection with the conversion, the Bank warrants that: (a) the Bank has not privately placed
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Board of Directors
April 9, 1996
Page 3



any securities within the last 18 months; (b) there have been no material dealings within the last 12 months between the Bank and any NASD member or any person related to or associated with any such member; (c) none of the officers or directors of the Bank has any affiliation with the NASD; (d) except as contemplated by this engagement letter with Trident, the Bank has no financial or management consulting contracts outstanding with any other person; (e) the Bank has not granted Trident a right of first refusal with respect to the underwriting of any future offering of the Bank stock; and (f) there has been no intermediary between Trident and the Bank in connection with the public offering of the Bank's shares, and no person is being compensated in any manner for providing such service.

The Bank agrees to indemnify and hold harmless Trident and each person, if any, who controls the firm against all losses, claims, damages or liabilities, joint or several and all legal or other expenses reasonably incurred by them in connection with the investigation or defense thereof (collectively, "Losses"), to which they may become subject under the securities laws or under the common law, that arise out of or are based upon the conversion or the engagement hereunder of Trident unless it is determined by final judgment of a court having jurisdiction over the matter that such Losses are primarily a result of Trident's negligence. If the foregoing indemnification is unavailable for any reason, the Bank agrees to contribute to such Losses in the proportion that its financial interest in the conversion bears to that of the indemnified parties. If the Agreement is entered into with respect to the common stock to be issued in the conversion, the Agreement will provide for indemnification, which will be in addition to any rights that Trident or any other indemnified party may have at common law or otherwise. The indemnification provision of this paragraph will be superseded by the indemnification provisions of the Agreement entered into by the Bank and Trident.

This letter is merely a statement of intend and is not a binding legal agreement except as to paragraph (6) above with regard to the obligation to reimburse Trident for allocable expenses to be incurred prior to the execution of the Agreement and the indemnity described in the preceding paragraph. While Trident and the Bank agree in principle to the contents hereof and propose to proceed promptly, and in good faith, to work out the arrangements with respect to the proposed offering, any legal obligations between Trident and the Bank shall be only as set forth in a duly executed Agreement. Such Agreement shall be in form and content satisfactory to Trident and the Bank, as well as their counsel, and Trident's obligations thereunder shall be subject to, among other things, there being in Trident's opinion no material adverse change in the condition or obligations of the Bank or no market conditions which might render the sale of the shares by the Bank hereby contemplated inadvisable.
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Board of Directors
April 9, 1996
Page 4



Please acknowledge your agreement to the foregoing by signing below and returning to Trident one copy of this letter along with the advance payment of $10,000. This proposal is open for your acceptance for a period of thirty (30) days from the date hereof.

                                          Yours very truly,

                                          TRIDENT SECURITIES, INC.



                                          By:  /s/ Timothy E. Lavelle
                                             -----------------------------------
                                              Timothy E. Lavelle
                                              President


Agreed and accepted to this    10th    day
                            ----------
of April, 1996.


RICHMOND SAVINGS BANK, SSB


By: /s/ R. Larry Campbell
   ---------------------------------------
   R. Larry Campbell
   President